________________________________________________________

EXHIBIT 1A-15

ADDITIONAL EXHIBIT: ORGANIZATIONAL CHART

OF RELATED COMPANIES ________________________________________________________

1A-15-1

Ohlone Coast Farms LLC
100% EquityOwned by
Golden Seed, Inc.
1.5% Equity Owned by
98.5% Equity Owned by
Other Investors
Red M Holdings LLC
55% Equity Owned By and 50% of Voting Power Held By
45% Equity Owned By and 50% of Voting Power Held By
Calypso Ventures LLC
Cruzin LLC
No Golden Seed, Inc. officers or directors
24% Equity Owned by
56% Equity Owned by
20% Equity Owned by
J.R. Richardson
Golden Seed COO
Dusty Road Investment Group LLC
Geoffrey Dunn
Golden Seed
Director ofCommunity
and Government Relations
33 1/3% Equity Owned by
33 1/3% Equity Owned by
33 1/3 % Equity Owned by
Scott Goldie
Golden Seed CEO
Chris Yelich
Golden Seed President
Neil Brandom
Golden Seed CFO

1A-15-2